EXHIBIT 99.1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that this Amendment No. 10 to Schedule 13D is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: August 29, 2016

ESES HOLDINGS (FZE)

By:       /s/ Ahmed Shayan Fazlur Rahman

Name: Ahmed Shayan Fazlur Rahman

Title:   Owner and Director

/s/ Ahmed Shayan Fazlur Rahman

Ahmed Shayan Fazlur Rahman